EXHIBIT 10.4
T-MOBILE US, INC.
ANNUAL INCENTIVE AWARD NOTICE
2013 OMNIBUS INCENTIVE PLAN
T-Mobile US, Inc., a Delaware corporation (the “Company”), has granted you an Annual Incentive Award pursuant to Section 12 of the Company’s 2013 Omnibus Incentive Plan, as amended from time to time (the “Omnibus Plan”). The Annual Incentive Award is subject to all the terms and conditions set forth in this Award Notice (the “Award Notice”), the terms and conditions of the Company’s Annual Short-Term Incentive Program (the “Program”), Appendix A (attached), Appendix B (attached), and the Omnibus Plan, which are attached or available as provided below and incorporated into the Award Notice in their entirety.

Participant:

Performance Period:	January 1, 2021 through December 31, 2021

Target Bonus:
Vesting Schedule: Subject to the terms and conditions of the Omnibus Plan and the Program and except as otherwise provided in Appendix B, the bonus amount payable under this Annual Incentive Award will depend upon achievement of certain performance goals and will be determined in accordance with the Performance Matrix attached hereto as Appendix A (the “Performance Matrix”). Except as otherwise provided in Appendix B, upon your Separation from Service (as such term is defined in the Omnibus Plan) for any reason during the Performance Period, this Annual Incentive Award immediately will be canceled without payment of any consideration to you.

Acceptance/Entire Agreement: The Award Notice, Appendix A, Appendix B, the Program, and the Omnibus Plan [For executives with employment agreement or other compensatory agreement with the Company, reference such agreements here.] set forth the entire understanding between you and the Company regarding this Annual Incentive Award and supersede all prior oral and written agreements on the subject. Acceptance of this Annual Incentive Award constitutes acceptance of all of the terms and conditions of the Award Notice, Appendix A, Appendix B, the Program and the Omnibus Plan.

Incorporated Documents:
1. 2013 Omnibus Incentive Plan
2. Appendix A
3. Appendix B
4. Program Summary

[For executives with employment agreement or other compensatory agreement with the Compan, reference such agreements here.]

APPENDIX A
Performance Matrix
APPENDIX A - 1

APPENDIX B
Separation from Service and Change in Control

1.    Impact of Separation from Service; Change in Control

If you have a Separation from Service during the Performance Period set forth in the Award Notice, then the Annual Incentive Award shall become earned and vested or be canceled depending on the reason for Separation from Service as follows.
(a)    Death or Disability. If you have a Separation from Service prior to the last day of the applicable Performance Period due to death or Disability, you will be eligible to receive an amount equal to the Annual Incentive Award payment (determined at target performance, [For Sievert only: notwithstanding anything to the contrary in the Employment Agreement]. Any Annual Incentive Award payment determined under this paragraph (a) will be paid as soon as practicable (but not more than sixty (60) days) after your Separation from Service.
(b)    Workforce Reduction or Divestiture. If you have a Separation from Service as a result of a Workforce Reduction or Divestiture, then you will be eligible to receive an amount equal to (i) the Annual Incentive Award payment (determined as though you had remained employed through the last day of the applicable Performance Period), multiplied by (ii) the Pro-Rata Fraction. Any Annual Incentive Award payment determined under this paragraph (b) will be paid at the same time as other Annual Incentive Award payments for the applicable Performance Period are made. Notwithstanding anything to the contrary herein, you will not be eligible to receive any Annual Incentive Award payment under this paragraph (b) unless you execute all documents required under the applicable Company severance program or otherwise, including without limitation, any required release of claims, within the applicable time frames set forth in such documents or as prescribed by the Company. In the event you fail to execute all required documents in a timely fashion, if any portion of the Annual Incentive Award payment has been earned or paid to you after the Separation from Service but before your failure to execute all required documents, you covenant and agree that you will have no right, title or interest in such amount earned or paid and that you will cause such amount to be returned immediately to the Company upon notice. [For Sievert only; replace this section with the following:
APPENDIX B - 1

(b) Without Cause or For Good Reason. If you have a Separation from Service (other than as provided in paragraph (c) below) either (i) by action of the Company for any reason other than Cause (including due to non-renewal of your Employment Agreement by notice given by the Company (provided that, at the time of such non-renewal, you willing and able to continue providing services to the Company on terms and conditions substantially similar to those set forth in the Employment Agreement (which terms and conditions shall not, for clarity, include additional Retention Payments or Special PRSUs (each as defined in the Employment Agreement))), but excluding due to your death or Disability) or (2) for Good Reason, then you will be eligible to receive an amount equal to (i) the Annual Incentive Award payment (determined as though you had remained employed through the last day of the applicable Performance Period), multiplied by (ii) the Pro-Rata Fraction. Any Annual Incentive Award payment determined under this paragraph (b) will be paid at the same time as other Annual Incentive Award payments for the applicable Performance Period are made, but no later than March 15th of the fiscal year immediately following the fiscal year in which the Separation from Service occurs. Notwithstanding anything to the contrary herein, you will not be eligible to receive any Annual Incentive Award payment under this paragraph (b) unless you execute all documents required under the Employment Agreement, including without limitation, any required release of claims, within the applicable time frames set forth in such documents or as prescribed by the Company. In the event you fail to execute all required documents in a timely fashion, if any portion of the Annual Incentive Award payment has been earned or paid to you after the Separation from Service but before your failure to execute all required documents, you covenant and agree that you will have no right, title or interest in such amount earned or paid and that you will cause such amount to be returned immediately to the Company upon notice.]
(c)    Change in Control. Notwithstanding anything in the Award Notice or the Program to the contrary, but subject to Section 15.3.1(i) of the Omnibus Plan, if (i) a Change in Control occurs and (ii) on or after the Change in Control and on or before the first anniversary of the Change in Control either (A) you have a Separation from Service by action of the Company or your employing Subsidiary for any reason other than Cause (excluding due to your death or Disability) or (B) you have a Separation from Service for Good Reason, then the Annual Incentive Award shall become immediately earned and vested as of the date of such Separation from Service at the greater of (1) target or (2) the actual level of performance under Appendix A determined as if the Performance Period had ended as of the date determined in accordance with Section 15.3.1(ii) of the Omnibus Plan.

(d)    Any other Separation from Service. Upon your Separation from Service for any reason during the Performance Period other than the reasons set forth in paragraphs (a) through (c) above, the Annual Incentive Award immediately will be canceled without payment of any consideration to you.
2.    Definitions
APPENDIX B - 2

    For purposes of the Annual Incentive Award, the following terms shall have the following meanings. Unless otherwise defined in this Appendix B, capitalized terms used herein shall have the meaning assigned to such terms in the Omnibus Plan.
    “Cause” shall be defined as that term is defined in your offer letter or other applicable employment agreement [For Sievert only: (including the Employment Agreement)]; or, if there is no such definition, “Cause” means any one or more of the following: (i) your gross neglect or willful material breach of your principal employment responsibilities or duties; (ii) a final judicial adjudication that you are guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its Subsidiaries); (iii) your breach of any non-competition or confidentiality covenant between you and the Company or any Subsidiary; (iv) fraudulent conduct as determined by a court of competent jurisdiction in the course of your employment with the Company or any of its Subsidiaries; or (v) the material breach by you of any other obligation which continues uncured for a period of 30 days after notice thereof by the Company or any of its Subsidiaries.
    “Divestiture” means a Separation from Service as the result of a divestiture or sale of a business unit as determined by your employer based on the personnel records of the Company and its Subsidiaries. [For Sievert only: delete “Divestiture” definition.]
    “Good Reason” shall be defined as that term is defined in your offer letter or other applicable employment agreement [For Sievert only: (including the Employment Agreement)]; or, if there is no such definition, “Good Reason” means the occurrence of any of the following events without your consent, provided that you have complied with the Good Reason Process: (i) a material diminution in your responsibility, authority or duty; (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (iii) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.
APPENDIX B - 3

    “Good Reason Process” means that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify the Company and its Subsidiaries in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) you cooperate in good faith with the Company and its Subsidiaries’ efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you have a Separation from Service within 60 days after the end of the Cure Period. If the Company or its Subsidiaries cures the Good Reason condition during the Cure Period, and you have a Separation from Service due to such condition (notwithstanding its cure), then you will not be deemed to have had a Separation from Service for Good Reason.
    “Performance Period” has the meaning set forth in the Award Notice.
    “Pro Rata Fraction” means a fraction, the numerator of which is the number of days that have elapsed in the applicable Performance Period through your Separation from Service and the denominator of which is the number of days in the Performance Period.
    “Workforce Reduction” means your Separation from Service as a result of a reduction in force, realignment or similar measure as determined by your employer and (i) you are officially notified in writing of such Separation from Service due to a workforce reduction and eligibility for the Company’s severance program under which you are covered, or (ii) if not covered by a Company severance program, you are notified in writing by an authorized officer of the Company or any Subsidiary that the Separation from Service is as a result of such action. [For Sievert only: delete the “Workforce Reduction” definition.]
APPENDIX B - 4

PROGRAM SUMMARY
T-MOBILE US, INC.
2013 OMNIBUS INCENTIVE PLAN
ANNUAL SHORT-TERM INCENTIVE PROGRAM
PURPOSE AND ELIGIBILITY
The primary purpose of Annual Incentive Awards is to enhance the Company’s ability to motivate its executive officers to expend maximum efforts to achieve and over-perform on critical financial, operational, and strategic goals established by the Compensation Committee of the Company’s Board of Directors or such other committee of the Company’s Board of Directors, as may be applicable from time to time (the “Committee”).
Executive officers are eligible to receive Annual Incentive Awards. The Committee will reevaluate and select participants in the T-Mobile US, Inc. Annual Short-Term Incentive Program (the “Program”) on an annual basis.
ESTABLISHMENT OF PERFORMANCE GOALS
Performance periods under the Program will be the period with respect to which an Annual Incentive Award is calculated and, if applicable, paid. The Committee will establish in writing, the performance measures or goals (the “Performance Goals”) for each performance period (including, without limitation, the manner for calculating achievement against such Performance Goals). If more than one Performance Goal applies for a performance period, the Committee will establish the relative weighting of the Performance Goals, as the Committee deems appropriate.
ESTABLISHMENT OF TARGET BONUS AND PAYOUT FORMULA
The Committee will establish the target bonus for each participant in the Program and the formula or payout matrix (the “Payout Formula”) to determine the amount of cash compensation that may be paid to a participant under an Annual Incentive Award for the applicable performance period.
The target bonus may be (but is not required to be) expressed as a percentage of the participant’s base salary. The Payout Formula may provide for an Annual Incentive Award payment that is greater than or less than the participant’s target bonus (i.e., a maximum payment and a threshold payment), depending on the extent to which the Performance Goals are attained during the applicable performance period. Notwithstanding anything to the contrary herein, the maximum amount payable under any participant’s Annual Incentive Award in any calendar year will not exceed $10,000,000.

CERTIFICATION
At the conclusion of a performance period and prior to making any Annual Incentive Award payments for a performance period, the Committee will certify in writing (which may be by approval of the Committee minutes in which the certification is made) the extent to which the Performance Goals applicable for the performance period were achieved or exceeded, the final amount payable to each participant under the participant’s Annual Incentive Award, and any other material terms. Except as otherwise provided in the award notice evidencing a participant’s Annual Incentive Award, the amount of the Annual Incentive Award payment for each participant will be determined by applying the Payout Formula based on the level of actual performance certified by the Committee. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may eliminate or reduce the Annual Incentive Award payment that otherwise would be payable under the Payout Formula to any participant.
PAYMENT TIMING
Except as otherwise provided in the award notice evidencing a participant’s Annual Incentive Award, the Company will distribute amounts payable to participants in the Program as soon as practicable following the determination and written certification of the final Annual Incentive Award payments for the applicable performance period, but in no event later than March 15 of the calendar year immediately following the calendar year that includes the last day of the applicable performance period. Notwithstanding the foregoing sentence and subject to Section 17.9 of the Omnibus Plan, if an Annual Incentive Award provides deferred compensation subject to Section 409A, amounts payable with respect to the Annual Incentive Award will be paid at the same time and in the same form as provided under the terms and conditions governing such award.
SEPARATION FROM SERVICE
Except as otherwise provided in the award notice evidencing a participant’s Annual Incentive Award, if a participant in the Program has a Separation from Service prior to the last day of the applicable performance period for any reason, the participant’s Annual Incentive Award will be immediately canceled as of the date of such Separation from Service without payment of any consideration to the participant.
ADMINISTRATION
The Program will be administered by the Committee. The interpretation and construction by the Committee of any provision of the Omnibus Plan, the Program, any Annual Incentive Award, or any award notice evidencing an Annual Incentive Award will be final, conclusive and binding.

The foregoing is intended only as a summary of the Program and is subject to and qualified by reference to the Omnibus Plan. The award notice evidencing your Annual Incentive Award, any appendices attached thereto, the terms and conditions of the Program, and the Omnibus Plan set forth the terms and conditions of your Annual Incentive Award. Except as otherwise expressly defined herein, capitalized terms will have the meanings assigned to such terms under the Omnibus Plan.